EXHIBIT 99.1


                                  NEWS RELEASE

         DIME COMMUNITY BANCSHARES, INC. ANNOUNCES PRELIMINARY EARNINGS
         --------------------------------------------------------------

                   FOR THIRD FISCAL QUARTER OF $0.49 PER SHARE
                   -------------------------------------------

Brooklyn, NY, April 6, 2000. Dime Community Bancshares, Inc. (the "Company") (NASDAQ:DCOM), the holding company for The Dime Savings Bank of Williamsburgh (the "Bank"), today announced that it expects to report unaudited diluted earnings per share of approximately $0.49 for its third fiscal quarter ended March 31, 2000, an anticipated increase of 9% over diluted earnings per share of $0.45 reported during the same quarter of the prior year.

CORE EARNINGS: Excluding non-recurring gains totaling approximately $377,000 on an after-tax basis during the quarter ended March 31, 2000, which consisted of net gain and losses on the sale of assets, prepayment penalty income, and income tax adjustments which are deemed non- recurring in nature, unaudited "core" net income is expected to be $0.46 per diluted share during the quarter ended March 31, 2000, compared to non-recurring gains of $541,000 for the quarter ended March 31, 1999 compared to $0.41 per diluted share during the quarter ended March 31, 1999. This would represent a year-over-year increase of 12%.

CASH EARNINGS: Unaudited diluted cash earnings per share are expected to be approximately $0.69 deemed for the quarter ended March 31, 2000, compared to $0.64 per share reported during the same quarter of the prior year, an anticipated increase of 8%. On a "core" basis, unaudited cash earnings are expected to be $0.66 per diluted share during the quarter ended March 31, 2000, an anticipated increase of 10% over "core" cash earnings of $0.60 per diluted share during the same quarter of the previous year.

The Company expects to issue its final earnings press release for the quarter ended March 31, 2000, on or about April 19, 2000.

On March 16, 2000, the Company announced that its Board of Directors authorized a sixth stock repurchase program (the "Sixth Repurchase Program"). The Company currently has 35,779 shares remaining to be repurchased under its fifth stock repurchase program, which was initiated in July, 1999. The Sixth Repurchase Program allows for the repurchase of up to an additional 606,858 shares, which represents up to 5% of the Company's outstanding common stock upon the completion of the fifth stock repurchase program. All shares acquired under the Sixth Repurchase Program will be purchased in open market transactions at the discretion of management and placed into treasury. No deadline has been established for the completion of the Sixth Repurchase Program.

Dime Community Bancshares, Inc., is the holding company for The Dime Savings Bank of Williamsburgh, a community-oriented financial institution providing financial services and loans for housing within its market areas. The Bank maintains its headquarters in the Williamsburgh section of the borough of Brooklyn, and seventeen additional offices in the boroughs of

Brooklyn, Queens, and The Bronx, and in Nassau County. The Bank's deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation. More information on the Company and Bank can be found on the Bank's Internet website at www.dimewill.com.

Statements made herein that are forward looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, those related to overall business conditions and market interest rates, particularly in the market sin which the Company operates, fiscal and monetary policy, changes in regulations affecting financial institutions and other risks and uncertainties discussed in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to publicly announce future events or developments which may affect the forward-looking statements herein.

Contact: Kenneth A. Ceonzo - First Vice President and Director of Investor Relations // (718) 782-6200 extension 279